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October 19, 2000
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File Number       001-11254
                                                  ------------------------------

                           PLATINUM ACQUISITION CORP.
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             (Exact name of registrant as specified in its charter)

    P.O. BOX C, ROUTE 66, CATAMOUNT INDUSTRIAL PARK, RANDOLPH, VERMONT 05060
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $.001 PAR VALUE
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            (Title of each class of securities covered by this Form)


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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]            Rule 12h-3(b)(l)(i)   [x]
       Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(l)(ii)  [ ]
       Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]            Rule 12h-3(b)(2)(ii)  [ ]

     Approximate number of holders of record as of the certificate or notice date: _________1____________

     Pursuant to the requirements of the Securities Exchange Act of 1934, Platinum Acquisition Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October  19, 2000                 By: /s/ Bruce S. MacDonald
       ---------------------------           -----------------------------------
                                            Bruce S. MacDonald
                                            Vice President of Finance